Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Tom Ryan or Brian Prenoveau, CFA

303-222-6012

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports First Quarter 2006 Results

Comparable Restaurant Sales Increase 19.7%

Denver, Colorado — (Business Wire) — May 8, 2006 — Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2006.

Highlights for the first quarter of 2006 as compared to the first quarter of 2005 include:

•                  Revenues increased 40.2% to $187.0 million

•                  Comparable restaurant sales increased 19.7%

•                  Restaurant-level operating margins increased 310 basis points to 20.2%

•                  Income from operations increased nearly threefold to $12.7 million

•                  Diluted earnings per share increased to $0.26 from $0.10

“We were very pleased with our results for the first quarter which saw significant increases in sales and profitability.  We credit improving restaurant level execution, IPO-related publicity and mild weather for our performance,” Chipotle Founder, Chairman and CEO Steve Ells commented. “However, we also believe that with each quarter that passes more customers become aware of our Food with Integrity initiative, which strengthens our relationship with our loyal fans. We believe that our focus on Food with Integrity and sustainability will continue to differentiate our restaurants and change the way people think about, and eat fast food.”

Monty Moran, President and COO added, “At the restaurant level, Chipotle had a great first quarter as our entire team continues to focus on increasing throughput and developing our people.  As the result of another strong quarterly increase in comps, our average restaurant sales have surpassed $1.5 million for the first time.”  Moran concluded, “Our ability to continually improve the economic model, as evidenced by this quarter’s results, will depend on maintaining a company culture that revolves around great food, the advancement of our people, and the importance of the work itself.  We believe these principles have directly led to our past success and will be critical to attracting the future leaders of this organization.”

First Quarter 2006 Results

Revenues for the first quarter of 2006 increased 40.2% to $187.0 million from $133.4 million in the first quarter of 2005.  This growth in revenues is attributable to a 19.7% increase in comparable restaurant sales in the first quarter and an increase in revenues from restaurants not yet in the comparable base. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions.  Chipotle opened 15 company-owned restaurants during the first quarter of 2006, including 12 restaurants in existing markets and 3 restaurants in new markets.

Higher average restaurant sales helped to increase restaurant level operating margins to 20.2% in the first quarter of 2006 from 17.1% in the first quarter of 2005.  Also contributing to this increase were menu price increases in some markets related to the addition of naturally raised chicken or naturally raised beef in several markets in late 2005 as part of our Food with Integrity initiative.

General and administrative expenses were $15.3 million in the first quarter of 2006, or 8.2% of revenues, compared to $11.2 million in the first quarter of 2005, or 8.4% of revenues.  General and administrative expenses as a percentage of revenues decreased primarily due to the effect of economies of scale made possible by higher sales.

Income from operations increased to $12.7 million in the first quarter of 2006, compared to $4.4 million in the first quarter of 2005.

Net income for the first quarter of 2006 was $8.0 million compared to $2.6 million in the first quarter of 2005.

“Our exceptional sales results, combined with increased operational efficiencies led to significant profitability growth for the quarter,” commented Jack Hartung, Chief Financial and Development Officer.  “We also benefited from a comparison to soft comparable restaurant sales in the first quarter of 2005. Though we are optimistic about continuing the strong overall sales and profit momentum, the comparable restaurant sales comparisons will become increasingly more challenging each quarter. That said, as our unit economics continue to improve, Chipotle has never been better positioned from a long term development perspective.  Since our IPO, customer awareness of our brand continues to grow and combined with our strong balance sheet, we are well positioned to open 80-90 new restaurants this year and deliver solid returns for our shareholders over the coming years.”

Outlook

Management now expects full year 2006 comparable restaurant sales increases in the high-single digits, with quarterly comparable restaurant sales increases decelerating throughout the year as sequential comparisons become more difficult.

Management is also assuming the following for 2006:

•                  Opening 80-90 new restaurants, back-loaded to the last half of the year and including the 15 restaurants opened during the first quarter

•                  Non-cash stock compensation expense of approximately $4.0 million

•                  An effective tax rate between 41% and 42%

•                  Diluted common shares outstanding of approximately 32.5 million to 33.0 million

•                  Approximately $1 million in non-recurring legal, audit, printing and other fees in the second quarter associated with McDonald’s announced plan to sell shares of Chipotle common stock in the next two months

Longer-term, management remains comfortable with Chipotle’s ability to grow income from operations at an annual rate of approximately 25%.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-owned restaurants only and represent the change in period-over-period sales for the comparable restaurant base.  A restaurant becomes comparable in its 13th month of operation.

Average restaurant sales refer to the average trailing 12-month sales for company-owned restaurants in operation for at least 12 full months.

Restaurant-level operating margin represents total revenue less restaurant operating costs, which do not include depreciation and amortization, expressed as a percent of total revenue.

Conference Call

The Company will host a conference call to discuss first quarter 2006 financial results today at 5:00 PM Eastern Time.  Hosting the call will be Steve Ells, Chairman and Chief Executive Officer, Montgomery Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial and Development Officer.

The conference call can be accessed live over the phone by dialing 1-888-802-2280, or for international callers by dialing 1-913-312-1266.  A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password 4904435.  The replay will be available until May 29, 2006.  The call will be webcast live from the Company’s website at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a simple menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from a variety of fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and operates more than 500 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including the statements under the heading “Outlook” relating to our projected financial performance for fiscal 2006 and beyond, the number of restaurants we intend to open, certain expected expenses and our expected effective tax rate, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; risks relating to our relationship with McDonald’s, our principal shareholder; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K for the year ended December 31, 2005.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2006		2005

Revenue:
Restaurant sales	$186,411	99.7%	$132,917	99.6%
Franchise royalties and fees	604	0.3	499	0.4
Total revenue	187,015	100.0	133,416	100.0

Restaurant operating costs:
Food, beverage and packaging	59,232	31.7	43,062	32.3
Labor	52,937	28.3	39,663	29.7
Occupancy	13,872	7.4	10,545	7.9
Other operating costs	23,238	12.4	17,314	13.0
General and administrative expenses	15,267	8.2	11,218	8.4
Depreciation and amortization	8,003	4.3	6,457	4.8
Pre-opening costs	1,110	0.6	450	0.3
Loss on disposal of assets	623	0.3	268	0.2
	174,282	93.2	128,977	96.7
Income from operations	12,733	6.8	4,439	3.3

Interest income	970	0.5	23	—
Interest expense	(64)	—	(79)	(0.1)
Income before income taxes	13,639	7.3	4,383	3.3
Provision for income taxes	(5,651)	(3.0)	(1,757)	(1.3)
Net income	$7,988	4.3%	$2,626	2.0%

Earnings per common share:
Basic	$0.26		$0.10
Diluted	$0.26		$0.10
Weighted average common shares outstanding:
Basic	30,683		26,281
Diluted	31,078		26,316

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	As of
	March 31, 2006	December 31, 2005
Total current assets	$147,312	$17,824
Total assets	$513,588	$392,495
Total current liabilities	$44,028	$41,982
Total liabilities	$105,708	$83,141
Total shareholders’ equity	$407,880	$309,354

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows Data

(in thousands)

(unaudited)

	Three months ended March 31,
	2006	2005
Cash provided by operating activities	$23,194	$11,007
Cash used in investing activities	$(14,200)	$(18,622)
Cash provided by financing activities	$124,409	$9,788

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	Q106	Q405	Q305	Q205	Q105
Comparable restaurant sales growth	19.7%	14.3%	11.5%	9.6%	4.1%
Number of restaurants opened	15	28	17	17	18
Average restaurant sales	$1,502

Chipotle Mexican Grill, Inc.

For the quarter ended

(unaudited)

	March 31,	June 30,	Sept. 30,	Dec. 31,
	2005	2005	2005	2005
	(in thousands, except share data)

Revenue:
Restaurant sales	$132,917	$155,712	$163,964	$172,484
Franchise royalties and fees	499	584	706	829
Total revenue	133,416	156,296	164,670	173,313

Restaurant operating costs:
Food, beverage and packaging	43,062	50,394	53,407	55,425
Labor	39,663	43,542	46,473	49,043
Occupancy	10,545	11,838	12,134	13,119
Other operating costs	17,314	19,482	22,612	23,568
General and administrative expenses	11,218	13,726	12,268	14,752
Depreciation and amortization	6,457	6,729	7,206	7,634
Pre-opening costs	450	416	381	724
Loss on disposal of assets	268	848	690	1,313
	128,977	146,975	155,171	165,578
Income from operations	4,439	9,321	9,499	7,735

Interest income	23	—	-	13
Interest expense	(79)	(336)	(248)	(127)
Income before income taxes	4,383	8,985	9,251	7,621
Benefit (provision) for income taxes	(1,757)	16,740	(4,168)	(3,359)
Net income	$2,626	$25,725	$5,083	$4,262

Earnings per common share:
Basic	$0.10	$0.98	$0.19	$0.16
Diluted	$0.10	$0.98	$0.19	$0.16
Basic	26,281	26,281	26,281	26,281
Diluted	26,316	26,319	26,344	26,367